Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 21, 2019 with respect to the consolidated financial statements and internal control over financial reporting of FCB Financial Holdings, Inc. included in the Current Report of Synovus Financial Corp on Form 8-K filed on June 24, 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Fort Lauderdale, Florida
August 16, 2019